UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2012 (February 27, 2012)

Whitestone REIT
(Exact Name of Registrant as Specified in Charter)

Maryland	000-50256	76-0594970

(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 South Gessner, Suite 500
Houston, TX	77063

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 827-9595

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 27, 2012, Whitestone REIT (the "Company"), through its operating partnership, Whitestone REIT Operating Partnership, L.P. (the “Operating Partnership”), entered into a three-year unsecured revolving credit facility (the “2012 Facility”) with the lenders party thereto, with BMO Capital Markets, as sole lead arranger and sole book runner, Bank of Montreal, as administrative agent (the “Agent"), U.S. Bank National Association, as syndication agent, and Capital One, N.A. and Well Fargo Bank, National Association, as co-documentation agents. Also included in the lender group was MidFirst Bank. The Company will use the 2012 Facility for general corporate purposes, including acquisitions and redevelopment of existing properties in its portfolio.

The 2012 Facility is unsecured and will mature on February 27, 2015. Borrowings under the 2012 Facility accrue interest (at the Operating Partnership's option) at a Base Rate or a Eurodollar Loan Rate plus an applicable margin based upon the Company's then existing leverage. Base Rate means the higher of: (a) the Agent's prime commercial rate, (b) the sum of (i) average rate quoted the Agent by two or more federal funds brokers selected by the Agent for sale to the Agent at face value of federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR rate for such day plus 1.00%. Eurodollar Loan Rate means LIBOR divided by the Eurodollar Reserve Percentage. The Eurodollar Reserve Percentage means the maximum reserve percentage at which reserves are imposed by the Board of Governors of the Federal Reserve System.

The Company will serve as the guarantor for funds borrowed by the Operating Partnership under the 2012 Facility. The 2012 Facility contains customary terms and conditions, including, without limitation, affirmative and negative covenants such as information reporting requirements, maximum secured indebtedness to total asset value, minimum EBITDA (earnings before interest, taxes, depreciation, amortization or extraordinary items) to fixed charges, minimum property net operating income to total indebtedness and maintenance of net worth. The 2012 Facility also contains customary events of default with customary notice and cure, including, without limitation, nonpayment, breach of covenant, misrepresentation of representations and warranties in a material respect, cross-default to other major indebtedness, change of control, bankruptcy and loss of REIT tax status.

The foregoing description of the 2012 Facility does not purport to be complete and is qualified in its entirety by the terms of the credit agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On February 27, 2012, simultaneously with entering into the 2012 Credit Facility, the Company terminated its existing credit facility (the “2011 Facility”) with Harris Bank, part of BMO Financial Group. The Company, through its Operating Partnership, had entered into 2011 Facility on June 13, 2011. The 2011 Facility was an unsecured revolving credit facility with an initial committed amount of $20 million, which was expandable to $75 million and was to mature in June 2013, with a 12-month extension available upon lender approval. The 2012 Facility replaces the 2011 Facility, and the Company was not subject to any prepayment penalties as a result of the termination.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

        The following Exhibits 99.1 and 99.2 are being furnished herewith to this Current Report on Form 8-K:

Exhibit No.	Description

10.1
Credit Agreement dated February 27, 2012 among Whitestone REIT Operating Partnership, L.P., Whitestone REIT, et al., as guarantors, the lenders party there to, and Bank of Montreal, as administrative agent.

99.1	Whitestone REIT Press Release dated February 27, 2012.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Whitestone REIT
Date: February 28, 2012	By:	/s/ David K. Holeman
David K. Holeman
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement dated February 27, 2012 among Whitestone REIT Operating Partnership, L.P., Whitestone REIT, et al., as guarantors, the lenders party there to, and Bank of Montreal, as administrative agent.

99.1	Whitestone REIT Press Release dated February 27, 2012.